Exhibit 23.1.b









             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-51799) and Form S-8 (File Nos. 33-45618 and 333-32636) of Great Plains Energy Incorporated of our report dated February 5, 2002 relating to the financial statements Great Plains Energy Incorporated and Subsidiaries, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP


Kansas City, Missouri
February 26, 2002